UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.
NIVS Industry Park, No. 29-31,
Shuikou Road, Huizhou, Guangdong,
People’s Republic of China 516005
+ 86-752-3138615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 17, 2010

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of NIVS IntelliMedia Technology Group, Inc., a Delaware corporation (the “Company”), will be held on Friday, December 17, 2010, at 11:00 a.m., local time, at the NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005.

1.
To elect five persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the selection by the Audit Committee of MaloneBailey, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010 and interim 2011 periods;

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

If you owned our common stock at the close of business on October 26, 2010, you may attend and vote at the meeting.

A Proxy Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2009 Annual Report accompanies this Notice, but it is not deemed to be part of the Proxy Statement.

This year we are furnishing our proxy materials to our stockholders who hold their shares through brokers over the Internet, as permitted by rules adopted by the Securities and Exchange Commission. We believe that this “Notice and Access” process will provide you with a convenient and quick way to access our proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about November 5, 2010, we will mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K for our fiscal year ended December 31, 2009 and vote online to the stockholders eligible to vote at our annual meeting. The Notice also contains instructions on how to receive a paper copy of our proxy materials. We will not mail the Notice to stockholders who had previously elected either to receive notice and access proxy materials and vote electronically via the Internet, or who receive paper copies of proxy materials.

If you plan to attend the meeting, please notify us of your intentions via telephone or the Internet as directed on the proxy card. This will assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership. This will enable you to gain admission to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by either completing, signing and returning the accompanying proxy card or casting your vote via a toll-free telephone number or over the Internet.

FOR THE BOARD OF DIRECTORS

/s/ Tianfu Li
Chief Executive Officer and
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 17, 2010

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about November 5, 2010, we will mail to our stockholders (other than those who previously requested electronic or paper delivery and registered stockholders) an Important Notice Regarding Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.
NIVS Industry Park, No. 29-31,
Shuikou Road, Huizhou, Guangdong,
People’s Republic of China 516005
+ 86-752-3138615

PROXY STATEMENT

For Annual Meeting to be Held at
NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou,
Guangdong, People’s Republic of China 516005
on December 17, 2010 at 11:00 am Local Time

This proxy statement is delivered to you by NIVS IntelliMedia Technology Group, Inc. (“we,” “us,” the “Company,” or “NIVS”), a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005, on December 17, 2010 at 11:00 am Local Time (the “Annual Meeting”). The approximate mailing date for this proxy statement and the enclosed proxy is November 5, 2010.

The purpose of the Annual Meeting is to seek stockholder approval of two proposals: (1) electing five directors to the board of directors; and (2) ratifying the appointment of MaloneBailey, LLP (“MaloneBailey”) as the Company’s independent registered public accounting firm for the year ending December 31, 2010 and interim 2011 periods.

Who May Vote

Only stockholders of record of our common stock, $0.0001 par value (the “Common Stock”), as of the close of business on October 26, 2010 (the “Record Date”) are entitled to notice and to vote at the Meeting and any adjournment thereof.

A list of stockholders entitled to vote at the Meeting will be available at the Meeting, and will also be available for ten days prior to the Meeting, during office hours, at the NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005.

The presence at the Meeting of holders of a majority of the outstanding shares of Common Stock as of the Record Date, in person or by proxy, is required for a quorum. Should you submit a proxy, even though you abstain as to one or more proposals, or you are present in person at the Meeting, your shares shall be counted for the purpose of determining if a quorum is present.

Broker “non-votes” are included for the purposes of determining whether a quorum of shares is present at the Meeting. A broker “non-vote” occurs when a nominee holder, such as a brokerage firm, bank or trust company, holding shares of record for a beneficial owner does not vote on a particular proposal because the nominee holder does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Each holder of Common Stock on the Record Date is entitled to one vote for each share then held on all matters to be voted at the Meeting. No other class of voting securities is outstanding on the date of mailing of this Proxy Statement.

Voting

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by using the Internet or telephone or by mail if you received a printed set of the proxy materials.

By Internet  – If you have Internet access, you may submit your proxy via the Internet by following the instructions provided in the Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Telephone or Mail  – If you received printed proxy materials, you may submit your proxy by telephone by following the instructions provided on your proxy card or voting instruction card. If you received a Notice, you may submit your proxy by telephone after accessing the proxy materials via the Internet. You may also submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the envelope provided. If you provide specific voting instructions, your shares will be voted as you have instructed. Voting by telephone is not available to persons outside of the United States.

The shares represented by any proxy duly given will be voted at the Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein and FOR ratification of MaloneBailey as the Company’s independent registered public accounting firm. In addition, if other matters come before the Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment with respect to such matters.

Under Proposal 1 (Election of Directors), the five candidates for election as directors at the Meeting are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the meeting. Proposal 2 (Ratification of Independent Auditors) requires the vote of a majority of the shares present in person or by proxy at the Meeting for approval.

Absentions and broker non-votes will not be counted as votes in favor of a matter being voted on, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on matters (such as the election of directors, and the ratification of the selection of the independent registered public accounting firm) that require the affirmative vote of a plurality or a majority of the votes cast or the shares voting on the matter.

Revoking Your Proxy

Even if you execute a proxy, you retain the right to revoke it and to change your vote by notifying us at any time before your proxy is voted.  Mere attendance at the meeting will not revoke a proxy.  Such revocation may be effected by calling the toll-free telephone number identified in the Notice, or by accessing the Internet website specified in the Notice, or in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Secretary at the address of our principal office set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, or by attending and voting in person at the Meeting.  Unless revoked, the shares represented by timely received proxies will be voted in accordance with the directions given therein.

If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the previously convened Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous Meeting.

Effect of Abstentions and Broker Non-Votes

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under applicable NYSE Amex stock exchange rules, brokers that hold shares of our common stock in “street” name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers.

Abstentions and broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have no effect on the election of the director nominees, but will be counted as votes against the ratification of the appointment of MaloneBailey. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm. Any broker “non-votes” will have no effect on the outcome of the matter (i.e., they will be neither a vote “for” nor a vote “against” the proposal).

Solicitation of Proxies

The cost of this solicitation of proxies will be borne by the Company.  In addition, the Company will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of NIVS registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Delivery of Proxy Materials to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or call or write us at Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005, telephone +86-752-3138615. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Notice of Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time.  In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available.  Any stockholder may also obtain the results from the Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005.

Appraisal Rights

Under the Delaware Code, stockholders entitled to vote will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the meeting, and we will not independently provide stockholders with any such right.

Interest of Officers and Directors in Matters to Be Acted Upon

None of the Company’s officers or directors has any interest in any of the matters to be acted upon, except to the extent that a director is named as a nominee for election to the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Tianfu Li	41	Chief Executive Officer and Chairman of the Board

Gengqiang Yang	30	Chief Operating Officer and Director

Alexander Chen	43	Chief Financial Officer and Corporate Secretary

Kwok Fu Wong	36	Vice President of Investor Relations

Dongquan Zhang	39	Chief Technology Officer

Charles Mo	59	Director

Robert J. Wasielewski	47	Director

Minghui Zhang	42	Director

Tianfu Li began serving as our Chief Executive Officer and Chairman of the Board on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Li was the Chief Executive Officer and Chairman of the Board of NIVS BVI.  As Chief Executive Officer, Mr. Li has been responsible for formulating the operating policies and long-term development plans for our company.  From July 1989 to June 1993, Mr. Li held a number of positions at Sino-European (Huizhou) Electronics Co., Ltd., a company that manufactures and sells car audio products, including Assistant Engineer, Production Director, Quality Engineer, Research and Development Engineer, and Director of Developing Projects, and was responsible for offering technical support for first-line production, production management, and quality control. Mr. Li was also responsible for the plan, exercise, and completion of new projects. Mr. Li left Sino-European (Huizhou) Electronics Co., Ltd. in June 1993. Also, prior to January 1998 when he founded NIVS PRC, Mr. Li collaborated with business contacts and associates on the research, development, production, and sale of VCD and DVD players. Mr. Li received a bachelor’s degree in radio communication from the South China University of Technology in 1989.

Gengqiang Yang began serving as a director of our company on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Yang served as a director of NIVS BVI beginning in June 2007. Since July 2004, Mr. Yang has served as Chief Operating Officer of NIVS BVI and is responsible for planning business strategy related to video and audio products, establishing policies for video and audio industry development, overseas business exploration, and global cooperation and planning of video and audio products.  From June 2001 to June 2004, Mr. Yang served as Superintendent of NIVS BVI and was responsible for strategy planning related to NIVS BVI audio and video products, formulating development policies related to the audio and video industry, and exploring overseas business and global planning for NIVS BVI audio and video products. From March 1999 to May 2001, Mr. Yang served as Technician of NIVS BVI and was responsible for analyzing and solving production problems, on-site production instruction, coordinating with the production department to resolve technical issues, improving production processes, maintaining production equipment, and improving production technology. Mr. Yang received a bachelor’s degree in electronic technology from Huizhou University in 1999.

Alexander Chen was appointed to serve as the Company’s Chief Financial Officer and Corporate Secretary on October 1, 2010.  Prior to joining the Company, he served, from September 2009 to August 2010, as the Business Development Manager of WCT Pty Limited, a remittance services and money transfer company; and from October 2006 to November 2008, as Chief Financial Officer of Service Central, an online business directory service company. Prior to that, Mr. Chen served, from 2003 to 2006, as the Chief Financial Officer of TMS, a company accredited with a special license to market, sell and manage government-run lotteries, where Mr. Chen oversaw the company’s return to profitability and record sales after many years of heavy losses.  Mr. Chen received a Bachelor’s Degree in Accounting from the University of Victoria in 1998.

Kwok Fu Wong began serving as our Vice President Investor Relations since October 2008.  As Vice President Investor Relations, Mr. Wong develops and implements our investor relations strategies, in addition to assisting in the preparation of public disclosure documents.  From February 2007 to October 2008, Mr. Wong served as Executive Vice President, Investor Relations for China Display Technologies, Inc. (CDYT.OB), a company that designs, manufactures and markets backlights for LCDs. From June 2005 to February 2007, Mr. Wong worked with Suny Optoelectronics Co., Limited, a subsidiary of China Display Technologies, Inc., serving as its Marketing and Communication Manager and then as its Investor Relations Manager.  From December 2001 to May 2005 and from August 2000 to October 2001, Mr. Wong served as an education officer at The Conservancy Association, an environmental organization located in Hong Kong.  Mr. Wong received a Master’ Degree in Environmental Science and Technology from City University of Hong Kong in 2005 and a Bachelor’s Degree in Applied Biology, graduating with honors, from City University of Hong Kong in 1998.

Dongquan Zhang began serving as our Chief Technology Officer on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Zhang served as Chief Technology Officer of NIVS BVI beginning in March 2002. As Chief Technology Officer, Mr. Zhang is responsible for product development, project management, market analysis, and market exploration. Mr. Zhang received a master’s degree in computer science from Qing Hua University in 2000.

Charles Mo began serving as a director of our company in January 2009. Mr. Mo is a Certified Public Accountant with over twenty-five years of experience in public and corporate accounting and finance and has held his CPA license since 1980.  Since June 2005, Mr. Mo has served as the General Manager of Charles Mo & Co., a corporate consulting company, and focuses on general management duties. From October 1999 to May 2005, Mr. Mo served as Chief Operating Officer and Chief Financial Officer of Coca-Cola Shanghai, a beverage company, and was responsible for sales, finance, logistics, production, and general management. From December 1998 to September 1999, Mr. Mo served as Finance Director of Fisher Rosemount Shanghai. From August 1996 to November 1998, Mr. Mo served as Chief Financial Officer of Nike China, an athletic goods company, and was responsible for overseeing finance, human resources, and logistics. From January 1995 to August 1996, Mr. Mo served as Controller and Acting General Manager for Polaroid China, a camera and consumer electronics company. From August 1982 to December 1994, Mr. Mo served as Audit Manager and held various financial management positions for Wang Laboratories, a computer company. From 1978 to 1982, Mr. Mo served as an Accountant and Auditor for the accounting businesses of Ernst & Young and Thomas Allen, CPA.  Mr. Mo has served as an independent director of China Ritar Power Corp. (OTCBB:CRTP), a manufacturer of lead-acid batteries in China, since August 2008, and OmniaLuo, Inc. (OTCBB:OLOU), a manufacturer and seller of women’s clothing in China, since January 2008.  Mr. Mo received a Bachelor of Arts degree in Business Administration in 1974 from HK Baptist College and an MBA in accounting in 1976 from California State University-Fullerton.  We believe that Mr. Mo’s long and varied career exhibit his qualifications to sit on our Board, including his more than 25 years of experience, expertise and background with respect to accounting matters, his experience as a CPA and chief financial officer of large corporations in China, and his understanding of U.S. GAAP and financial statements.

Minghui Zhang began serving as a director of our company in December 2008.  Since April 2006, Mr. Zhang has served as the Deputy Governor of Shanghai Pudong Development Bank and is responsible for the management and improvement of its bank credit business, international business, and settlement of accounts. From November 2002 to April 2006, Mr. Zhang served as the Product Manager and Assistant Branch Governor of Shenzhen Pingan Bank and was responsible for the development and marketing of credit and financing products. From July 1991 to November 2002, Mr. Zhang served as the Investment Manager of Jilin Provence Trust and Investment Company Limited, a financial investment and trust company, and was responsible for mergers and acquisitions and financing projects. Mr. Zhang received a master’s degree in business from Jilin University in 2007 and has been a Chartered Certified Public Accountant in China since 1996.  We believe that Mr. Zhang’s broad knowledge the banking and financing industry, as well as his experience in mergers and acquisitions, well qualifies Mr. Zhang to serve on our Board.

Robert J. Wasielewski has served as a director of our company since October 1, 2010. Mr. Wasielewski has served, since September, 2010 as an interim Chief Executive and Chief Financial Officer with ForteONE CEO Services, a business development consultancy based in Chicago, IL. Previously, Mr. Wasielewski served as the Chief Financial Officer of Portfolio Company Finance for Valor Equity Partners from September, 2009 to September, 2010, as the Chief Financial Officer and Senior Vice President of Knight Industries from January, 2005 to August, 2009 and as a Managing Director of GKH Partners, L.P. from October, 2001 to December, 2004. Mr. Wasielewski has an extensive background in the U.S. capital markets through his past service at GKH Partners, L.P.. Citigroup, and PriceWaterhouseCoopers. Mr. Wasielewski has also assisted companies in going public, has built portfolio companies on behalf of private equity sponsors and has provided acquisition and restructuring assistance to numerous companies. Mr. Wasielewski holds a Bachelor of Science Degree in Accountancy with Honors from the University of Illinois at Urbana-Champaign College of Commerce and Business Administration.

Except as noted above, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of, nor will any of them act at the direction of, any other person.  Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Control Persons

We did not have any promoters at any time during the past five fiscal years.

Section 16(A) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC.  The SEC has designated specific due dates for these reports. Based solely on our review of copies of such reports filed with the SEC, we believe that the required reports were filed on time in fiscal year 2009.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on our corporate website located at www.nivsgroup.com/english/, and is available in print, without charge, upon written request to us at Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005. We intend to post promptly any amendments to or waivers of the Code on our corporate website.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

We and our Board are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies.

The Board of Directors and Committees

Subject to certain exceptions, under the listing standards of the NYSE Amex, a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Robert J. Wasielewski, Minghui Zhang, and Charles Mo, is an “independent” director as defined by the listing standards of NYSE Amex currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Amex rules.

Governance Structure

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a combined Chairman/CEO position, however, the Board retains authority to amend the By-Laws to separate the positions of Chairman and CEO at any time. The current CEO possesses an in-depth knowledge of the Company, its integrated operations, the consumer electronics industry in China, and the array of challenges to be faced, gained through years of successful experience. The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders.

Further, the Board has demonstrated its commitment and ability to provide independent oversight of management. A majority of the Board is comprised of independent directors, and 100% of the Audit, Compensation, and Corporate Governance committees are independent. Each independent director has access to the CEO and other Company executives on request, may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

In addition, after considering evolving governance practices and stockholder input regarding Board independence, the Board established the role of Lead Director and has appointed Charles Mo, to serve in this capacity to remain in the position at least through the annual meeting of stockholders. The Board believes the Lead Director can provide effective, independent Board leadership. The Board plans to amend the Company’s Corporate Governance Guidelines to prescribe specific duties of the Lead Director, however, in the interim, the Leading Director’s duties have been set by the Board and include chairing executive sessions of the independent directors; chairing meetings of the Board in the absence of the Chairman; and, working closely with the Chairman in developing Board agendas, topics, schedules, and in reviewing materials provided to the directors.

The Board’s Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy.  The Board recognizes that it is neither possible nor prudent to eliminate all risk.  Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

•
The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Code of Business Conduct. The Audit Committee members meet separately with representatives of the independent auditing firm.

•
The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors; Committees and Meetings

Our Board currently has three standing committees which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Corporate Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees.

During the year ended December 31, 2009, the board of directors met 5 times and our Audit Committee met 2 times. Our Compensation Committee and Nominating Committee did not hold a meeting.  Each director attended 100% of the aggregate number of meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which they served.  The Company does not have a policy requiring its directors to attend the Annual Meeting of Stockholders.

Audit Committee.  We established our Audit Committee in August 2008. The Audit Committee consists of Robert J. Wasielewski, Minghui Zhang, and Charles Mo, each of whom is an independent director. Charles Mo, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

—
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

—
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.nivsgroup.com/english/.

The Report of the Audit Committee regarding the audited financials statements of the Company for the fiscal year ended December 31, 2009 is located on Exhibit A to this Proxy Statement.

Compensation Committee.  We established our Compensation Committee in August 2008. The Compensation Committee consists of Robert J. Wasielewski, Minghui Zhang, and Charles Mo, each of whom is an independent director. Charles Mo is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is posted on our corporate website at: www.nivsgroup.com/english/.

Nominating Committee.  The Nominating Committee consists of Robert J. Wasielewski, Minghui Zhang, and Charles Mo, each of whom is an independent director. Charles Mo is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is posted on our corporate website at: www.nivsgroup.com/english/.

The Director Nomination Process

Our Board of Directors considers nominees from all sources, including stockholders. Stockholder nominees are evaluated by the same criteria used to evaluate potential nominees from other sources. Pursuant to NYSE Amex regulations, we are required to maintain a board that consists of a majority of independent directors.  Minimally, nominees should have a reputation for integrity, honesty and adherence to high ethical standards. They should have demonstrated business experience and the ability to exercise sound judgment in matters related to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company. In addition, they should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of the Company or to fulfill the responsibilities of a director. The value of diversity on the Board should be considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. Additionally, the Board of Directors considers the respective qualifications needed for directors serving on various committees of the board, and serving as chairs of such committees, should be taken into consideration. In recruiting and evaluating nominees, the Board of Directors considers the appropriate mix of skills and experience and background needed for members of the board and for members of each of the board’s committees, so that the board and each committee has the necessary resources to perform its respective functions effectively. The Board of Directors also believes that a prospective nominee should be willing to limit the number of other corporate boards on which he or she serves so that the proposed director is able to devote adequate time to his or her duties to the Company, including preparing for and attending board and committee meetings. In addition, the re-nomination of existing directors is not viewed as automatic, but based on continuing qualification under the criteria set forth above. In addition, the Board of Directors will consider the existing director’s performance on the board and on any committee on which such director serves, which will include attendance at board and committee meetings.

Stockholder Communication with the Board of Directors.

Stockholders may communicate with the Board, including non-management directors, by sending a letter to our board of directors, c/o Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005, for submission to the board or committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. All communications received as set forth above will be opened by the Corporate Secretary or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the Board will be forwarded promptly to the chairman of the Board, the appropriate committee or the specific director, as applicable

The Board of Directors will consider nominees recommended in good faith by our stockholders as long as these nominees for the appointment to the board of directors meet the requirements set forth above. Possible candidates who have been suggested by stockholders are evaluated by the Board of Directors in the same manner as are other possible candidates.

There have been no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors since such procedures were last disclosed.

Executive Sessions

Non-management directors meet in executive sessions without our management. Non-management directors are those directors who are not also our executive officers and include directors, if any, who are not independent by virtue of the existence of a material relationship with our company. Executive sessions are led by our Audit Committee Chairman.  An executive session is typically held in conjunction with each regularly scheduled Audit Committee meeting and other sessions may be called by the Audit Committee Chairman in his own discretion or at the request of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Prior to the closing of the Share Exchange, our current named executive officers were compensated by NIVS BVI until the closing of the Share Exchange, including for the year ended December 31, 2007 and the period from January 1, 2008 to July 25, 2008.  The Chief Executive Officer and Chairman of the Board of NIVS BVI, Tianfu Li, determined the compensation for himself and the other executive officers of NIVS BVI that was earned in fiscal 2007 and the period from January 1, 2008 to July 25, 2008 after consulting with the board members of NIVS BVI. In addition, the Board of Directors of NIVS BVI approved the compensation. From January 1, 2008 to July 25, 2008 and during the fiscal years of 2007, 2006 and 2005, the compensation for NIVS BVI’s named executive officers consisted solely of each executive officer’s salary and cash bonus.  The Board of Directors of NIVS BVI believes that the salaries paid to our executive officers during 2007 and the period from January 1, 2008 to July 25, 2008 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to NIVS BVI, as measured by the local market in China.

Upon the closing of the Share Exchange, the executive officers of NIVS BVI were appointed as our executive officers and we adopted the compensation policies of NIVS BVI, as modified for a company publicly reporting in the United States.  Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China. In determining market rate, we review statistical data collected and reported by the Huizhou City Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Huizhou city as a consumer electronics manufacturer. Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector. Once we determine the overall compensation levels for our officers based on the benchmarks, we allocate a certain portion of the total compensation to salary, which is paid during the fiscal year, and allocate the remainder to bonus, which will be paid after the end of the fiscal year if corporate and individual performance goals are met.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused.  Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.  Generally, the amount of a bonus, when awarded, will be equal to one month's salary plus 5% to 25% of the individual's annual salary.  If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range.  If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range.  In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.  For 2009, the amounts of the bonuses were determined in relation to overall compensation levels, which were based on roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector in Huizhou City, China.  A certain portion of total compensation was allocated to salary and the remainder was allocated to bonus based on achievement of corporate and individual performance goals.  In 2009, our corporate performance had improved in line with internal goals, including an increase in revenue and profitability.  We also experienced success in savings for selling expenses as a percentage of revenue.  Based on the attainment of internal corporate goals, in addition to Tianfu Li’s contributions on an individual level, Tianfu Li earned a cash bonus for 2009.  Tianfu Li received a cash bonus of $15,000 in 2009, as compared to a cash bonus of $10,500 for 2008.  The primary causes for the increase in the bonus amounts for 2009 as compared to 2008 were the achievement of corporate goals and the increase in the executive officer’s salary.  The Compensation Committee determined the bonus award amounts for 2009 and the Board approved of the amounts.

Our board of directors established a compensation committee in August 2008 comprised of non-employee directors.  The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, Tianfu Li, upon consulting with our board members, determined the compensation for himself and our other current executive officers. Beginning in 2009, our compensation committee currently determines compensation levels for our executive officers. We have established a compensation program for executive officers for 2010 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2010, bonuses for executive officers will be based on company and individual performance factors, as described above.

Having listed on the NYSE Amex in March 2009, we intend to adjust our bonus evaluations upwards in 2010, but, in such case, we do not intend to increase them by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities assumed by each of the executive officers after we became a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.  We adopted an equity incentive plan in June 2009 and intend to issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company.  We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2009 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Tianfu Li	2009	$38,000	$15,000	$53,000
Chief Executive Officer and	2008	33,000	10,500	43,500
Chairman of the Board	2007	30,000	7,000	37,000

Alexander Chen (1)	2009	-	-	-
Chief Financial Officer and	2008	-	-	-
Corporate Secretary	2007	-	-	-

Simon Zhang (1)	2009	$35,191	$5,500	$40,691
Former Chief Financial Officer and	2008	-	-	-
Former Corporate Secretary	2007	-	-	-

Ling Yi (2)	2009	$17,000	$5,500	$22,500
Former Chief Financial Officer and	2008	15,600	4,000	19,600
Former Corporate Secretary	2007	12,000	2,500	14,500

(1)
On October 1, 2010, Simon Zhang resigned as Chief Financial Officer and Corporate Secretary, effective immediately, and the Board of Directors appointed Alexander Chen to fill the vacancy left by Mr. Zhang’s departure.

(2)
In January 2009, Ling Yi resigned as Chief Financial Officer and Corporate Secretary and the Board of Directors appointed Simon Zhang as Chief Financial Officer and Corporate Secretary.  Ling Yi remains with our company as a finance manager.

Grants of Plan-Based Awards in 2009

There were no option grants in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no option exercises or options outstanding in 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in 2009.

Pension Benefits

There were no pension benefit plans in effect in 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2009.

Employment Agreements

We generally enter into standard, one-year employment agreements with certain of our officers.  We have entered into employment agreements with each of Gengqiang Yang, our Chief Operating Officer, and Dongquan Zhang, our Chief Technology Officer, pursuant to which each employee will be paid a monthly salary of RMB 14,000 (approximately US$2,044). The employment agreements provide for immediate termination upon serving written notice to an employee, in which case we must pay the employee one month's salary and any year-end bonus to which the employee is entitled. Under the employment agreements, if we violate certain termination procedures in the process of terminating an employee, we shall pay the employee twice the employee’s standard compensation as a penalty.  If an employment agreement expires without appropriate termination notification from either us or an employee, the parties are deemed to have agreed to renew the employment agreement. In such circumstance, if either party refuses to enter into a renewal agreement, that party must pay to the other party one month's salary.  The employment agreements restrict our ability to terminate the employment agreements under certain circumstances including if an employee has been employed for 15 years or more and is within 5 years from the legal age of retirement. An employee may terminate his or her employment under certain circumstances including if we force the employee to work in a hostile environment or threat or deprival of safe and healthy working conditions.  Under the employment agreements, the employees have an obligation to maintain our commercial secrets.  The employment agreements contain general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreements that cannot first be settled by consultation and negotiation.

On October 1, 2010, we entered into an employment agreement with Alexander Chen, our Chief Financial Officer and Corporate Secretary, pursuant to which, we will pay him a monthly salary of $8,500 and reimburse him for all authorized, ordinary and necessary out-of-pocket expenses reasonably incurred in connection with the performance of his duties to the Company.  The agreement also contains customary non-compete and non-solicitation provisions.

NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan

On June 23, 2009, the NIVS IntelliMedia Technology Group, Inc. 2009 Omnibus Incentive Plan (the “Plan”) was approved and adopted. As approved by our Board of Directors and shareholders, the Plan reserves a total of 4.0 million shares authorized for issuance under the Plan.

The Compensation Committee of our Board of Directors and the Board of Directors (the “Committee”) have the authority to determine, within the limits of the express provisions of the Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Committee may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. The maximum awards that can be granted under the Plan to a single participant in any calendar year will be one million shares of common stock (whether through grants of Options or Stock Appreciation Rights or other awards of common stock or rights with respect thereto) or $1 million in the form of cash-based incentive awards.

Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards.

As of December 31, 2009, no specific awards have been granted under the Plan. Also, the exact types and amounts of any future awards to be made to any eligible participants pursuant to the Plan are not presently determinable.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by members of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Gengqiang Yang	10,800	-	-	-	-	-	10,800
Ruxiang Niu (1)	10,800	-	-	-	-	-	10,800
Minghui Zhang	10,800	-	-	-	-	-	10,800
Charles Mo	10,800	-	-	-	-	-	10,800

(1) In April 2010, Ruxiang Niu resigned as an independent director and the Board of Directors appointed Arthur Laffer as an independent director of the Company.

We expect to pay the directors $11,200 for their services performed in 2010.  We generally increase our director compensation approximately 5% to 10% each year, but our Board of Directors considers numerous company and other economic factors before determining director compensation each year.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The Report of the Compensation Committee for the fiscal year ended December 31, 2009 is located at Exhibit B to this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of November 2, 2010, (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005.

Name & Address of Beneficial Owner	Office, If Any	Title of Class Officers and Directors	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Tianfu Li	Chief Executive Officer and Chairman of the Board	Common stock $.0001 par value	14,445,160	30.1%
Robert Wasielewski	Director	Common stock $.0001 par value	—	—
Minghui Zhang	Director	Common stock $.0001 par value	—	—
Gengqiang Yang	Chief Operating Officer and Director	Common stock $.0001 par value	1,220,000	2.5%
Kwok Fu Wong	Production Manager	Common stock $.0001 par value	—	—
Alexander Chen	Chief Financial Officer and Corporate Secretary	Common stock $.0001 par value	—	—
Dongquan Zhang	Chief Technology Officer	Common stock $.0001 par value	—	—
Charles Mo	Director	Common stock $.0001 par value	—	—
All officers and directors as a group (9persons named above)		Common stock $.0001 par value	15,665,160	32.7%
5% Securities Holders
Tianfu Li	Chief Executive Officer and Chairman of the Board	Common stock $.0001 par value	14,445,160	30.1%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)
As of November 2, 2010, a total of 47,970,179 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any securities that are exercisable or convertible within 60 days have been included in the denominator.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in our stock with the SEC. Based on a review of written representations from our executive officers and directors, we believe that during the fiscal year ended December 31, 2009, all of our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

The following includes a summary of transactions since the beginning of the 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved that exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under the Executive Compensation heading elsewhere herein). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

NIVS Holding Company Limited

NIVS Holding Company Limited (“NIVS BVI”) is our wholly-owned subsidiary and has interlocking executive and director positions with us.

Loans involving Directors, Officers, Stockholders and Affiliated Parties; Repayment

From June 2005 to November 2008, our subsidiaries entered into hundreds of loan transactions with NIVS PRC’s founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li.  In these loan transactions, we would borrow funds from Mr. Li.  In addition, our subsidiaries, primarily through NIVS PRC and NIVS International (H.K.) Limited (“NIVS HK”), would lend funds to the entities that were owned and controlled by Mr. Li.  These entities controlled by Mr. Li are NIVS Investment  (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”).  Our loans to related parties also include a loan to a supplier of Hyundai Light and Electric (HZ) Co. Ltd. in the amount of 38,474,900 RMB, which is equal to approximately U.S. $5.5 million. The note carried an interest rate of 1.5% per month and was guaranteed by Hyundai Light and Electric (HZ) Co Ltd.

The amount of the loans made by our subsidiaries to the Related Companies ranged in amount.  The aggregate amount loaned from our subsidiaries to the Related Companies was approximately $13 million and $10 million during the years ended December 31, 2008 and 2007, respectively.  The loan amounts owed to our subsidiaries by the Related Companies as of December 31, 2008 and 2007 were $0 and $2.2 million, respectively.  As of December 31, 2008, our subsidiaries had an aggregate outstanding loan balance due to Mr. Li of $7.8 million, which was converted into equity upon the closing of our public offering in March 2009. All of the loans to and from our subsidiaries were unsecured with no fixed repayment date.  The loans were borrowed and repaid frequently.  Normally, it was agreed that the loan amounts were to be paid back to our subsidiaries within three to six months from the date of the loan transaction.

The loans to the Related Companies were for temporary funding of each of the Related Companies’ business.  The businesses of the Related Companies are as follows:  NIVS Investment (SZ) Co., Ltd. invests in various industries, including real estate developments and electronic, internet, communication and digital manufacturing and distribution; Zhongkena Technology Development develops and distributes digital media products, electronic home appliances, and portable baby-education products; Xentsan Technology (SZ) Co., Ltd. purchases and distributes electronic products and domestic commercial products; Korea Hyundai Light & Electric (Int’l) Holding and Hyundai Light & Electric (HZ) Co., Ltd. is in the business of electronic and lighting products development and sales; and NIVS Information & Technology (HZ) Co., Ltd. designs, manufactures and sells computer appliance software and digital products.

Mr. Li owns and controls each of the Related Companies.  Mr. Li owns 90% of, and is a director of, NIVS Investment (SZ) Co., Ltd., which owns 60% of Zhongkena Technology Development, 51% of Xentsan Technology (SZ) Co., Ltd., and 95% of NIVS Information & Technology (HZ) Co., Ltd.  Mr. Li is also a director of Xentsan Technology (SZ) Co., Ltd.  Prior to July 2008, Mr. Li was the 100% owner of Korea Hyundai Light & Electric (Int’l) Holding Limited., which is the 100% owner of Hyundai Light & Electric (HZ) Co., Ltd.  He was also a director of the entities.  On July 18, 2008, Mr. Li sold his 100% ownership in Korea Hyundai Light & Electric (Int’l) Holding Limited to China Intelligent Electronic Holding Company Limited., which is now 100% owned by Ms. Jin Xiang Ying.  Ms. Jin Xiang Ying is an individual who is not related to Mr. Li or the Related Companies. After the transfer, Mr. Li is no longer a director of Korea Hyundai Light & Electric (Int’l) Holding Limited and Hyundai Light & Electric (HZ) Co., Ltd.  Mr. Li's sister, Ms. Li Xue Mei, is an executive director and general manager of Hyundai Light & Electric (HZ) Co., Ltd.

Upon the closing of the Share Exchange, we, a publicly reporting company under U.S. securities laws, gained ownership of the subsidiaries.  As a result, our subsidiaries became subject to the Sarbanes-Oxley Act of 2002, including Section 402’s prohibition against personal loans to directors and executive officers, either directly or indirectly.  Because the loans did not have a purpose directly related to the business operations of our company or our subsidiaries, we believe that the loans made and outstanding after the closing of the Share Exchange may violate Section 402 of Sarbanes-Oxley, which would subject us and our chief executive officer to possible criminal, civil or administrative sanctions, penalties, or investigations, in addition to potential private securities litigation.  It was intended that all loans from our subsidiaries to our officers and directors, whether directly or indirectly, be repaid in full prior to the closing of the Share Exchange, and no further loans were to be made to such related parties after the closing of the Share Exchange, which occurred on July 25, 2008.  In November 2008, it was discovered that the loans to the entities owned by Mr. Li continued after the closing of the Share Exchange, as more fully described in the notes to the financial statements contained in this report.  We made a total of 47 loans, with a total loan amount of $3,221,915, to the Related Companies after the closing of the Share Exchange.

On November 28, 2008, we and our subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Agreement”) with Mr. Li and the Related Companies.  Pursuant to the Agreement, as it was amended on December 22, 2008, each of the Related Companies agreed to completely and immediately repay all outstanding loan amounts that it owed to us and our subsidiaries and we and our subsidiaries agreed to repay approximately $1.0 million of the debt that we and our subsidiaries owed to Mr. Li.  As inducement for the Related Companies for entering into the Agreement, we and our subsidiaries agreed to, among other things, permit the amounts owed to us by the Related Companies to be off-set by amounts that we owed to Mr. Li and acknowledge that the Related Companies no longer owed any loan amounts to us or our subsidiaries.

Immediately prior to the repayments under the Agreement, our subsidiaries had an aggregate outstanding loan amount of approximately $8.8 million owed to Mr. Li (the “Li Debt”).  On the same date, Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of approximately $1.0 million owed to our subsidiaries (the “Related Companies’ Debt”), which consisted of approximately $1.0 million owed by Korea Hyundai Light & Electric (Int'l) Holding. Pursuant to the Agreement, the Related Companies’ Debt of approximately $1.0 million was repaid by set off against the Li Debt of approximately $8.8 million.  As a result of the transactions contemplated by the Agreement, the Related Companies’ Debt is no longer outstanding and neither Mr. Li nor any of the Related Companies owed us or our subsidiaries any loan amount.  Moreover, immediately after the repayments under the Agreement, our subsidiaries’ remaining debt owed to Mr. Li was approximately $7.8 million.  The parties to the Repayment Agreement also acknowledged that there were no remaining debt obligations owed to the us or our subsidiaries, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of our company or subsidiaries, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by us or our subsidiaries to such persons or entities in the future.

On December 24, 2008, we and three of our subsidiaries (NIVS BVI, NIVS HK, and NIVS PRC) entered into an agreement with Mr. Li pursuant to which the outstanding debt of $7.8 million that we owed to Mr. Li would be converted into shares of our common stock based on the closing price of our public offering that we conducted in March 2009.  According to the agreement, we issued 2,240,493 shares of our common stock to Mr. Li in March 2009 upon the closing of our public offering.  As a result of the conversion, the debt amount of $7.8 million was converted into shares of common stock at $3.50 per share, and the debt is no longer outstanding.

Assignment and Transfer of Intellectual Property Rights

The founder of NIVS PRC and our principal shareholder and current Chief Executive Officer, Tianfu Li, has legal ownership of the approximately 43 patents in China, in addition to 19 patent applications, that we rely on in the operation of our business.  In July 2008, NIVS PRC entered into an assignment and transfer agreement with Mr. Li for the transfer and assignment of these patents and patent applications to NIVS PRC, in addition to other intellectual property related to our business operations.  We and Mr. Li also intend to file appropriate transfer certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal transfer of the patents and patent applications to us.  Mr. Li did not receive any additional consideration for the transfer and assignment of the intellectual property rights to NIVS PRC, other than the execution of the transfer and assignment agreement being a condition to closing of the Share Exchange, as described below.

Share Exchange

On July 25, 2008, we completed the Share Exchange with NIVS BVI and the former shareholders of NIVS BVI. At the closing, NIVS BVI became our wholly-owned subsidiary and 100% of the issued and outstanding securities of NIVS BVI were exchanged for our securities. An aggregate of 27,546,667 shares of common stock were issued to these shareholders and their designees.  Prior to the closing of the Share Exchange, our shareholders agreed to the cancellation of an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock owned by them immediately after the Share Exchange and the initial closing of the Private Placement.

Private Placement and Underwriting Services

Richard Rappaport, one of our controlling stockholders prior to the Share Exchange, indirectly held a 100% interest in WestPark Capital, Inc., the placement agent for the equity financing of approximately $11.8 million conducted by us in connection with the Share Exchange.  Anthony C. Pintsopoulos, our officer, director and significant stockholder prior to the Share Exchange, was the Chief Financial Officer of WestPark Capital, Inc.  In addition, Debbie Schwartzberg, one of our principal stockholders, was a note holder of WestPark Capital Financial Services, LLC, the parent company of WestPark Capital, Inc.  The note, which was repaid in full in August 2008, had entitled her to a 1.5% interest in the net profits of WestPark Capital Financial Services, LLC, one of our principal stockholders prior to the Share Exchange.  Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., are also our stockholders.  Richard Rappaport is the sole owner of the membership interests of WestPark Capital Financial Services, LLC.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.  We paid WestPark Capital, Inc. a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of $896,000.  In addition, WestPark Capital, Inc. acted as the underwriter in our public offering that we closed in March 2009.  We sold a total of 550,000 shares of common stock in the public offering at $3.50, for gross proceeds of approximately $1.9 million.  As compensation for its services, WestPark Capital received a discount and commissions of $192,500, a $57,750 non-accountable expense allowance, in addition to roadshow expenses of approximately of $10,000 and legal counsel fees (excluding blue sky fees) of $40,000.  WestPark Capital also received a five-year warrant to purchase 55,000 shares of our common stock at an exercise price of $4.20 per share.  In April 2009, WestPark Capital exercised its over-allotment option to purchase an additional of 82,500 shares of common stock. The shares were sold a price of $3.50 per share for a gross proceed of $288,750. Compensation incurred in the public offering included discounts and commissions of $28,875, an $8,663 non-accountable expense allowance, other expenses of $4,821, and legal counsel fees of $42,500.

WestPark was also one of the Underwriters in a public offering that we closed on April 23, 2010.  Subject to the terms and conditions of the underwriting agreement dated April 19, 2010, WestPark Capital purchased from us 2,917,933 shares at the public offering price of $3.29 less the underwriting discounts and commissions of $0.1974 per share.  In addition, paid WestPark an aggregate non-accountable expense allowance of 1% of the gross proceeds of the offering.  WestPark also received warrants to purchase a number of 87,538 shares of common stock.  The warrants are exercisable at a per share price of $4.11 and have a term of five years.  WestPark, along with the other underwriter in the public offering, has a 45-day option to purchase up to an aggregate of 1,094,424 additional shares of common stock at the public offering price solely to cover over-allotments, if any.

Policy for Approval of Related Party Transactions

In August 2008, we established an Audit Committee and adopted an Audit Committee Charter.  The Charter contains our policy for approval of related party transactions.  Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct as required by our policies.

Prior to adopting our Audit Committee Charter in August 2008, we did not have a policy with respect to approval of related party transactions.  In addition, prior to August 2008, our subsidiaries entered into related party loan transactions with NIVS PRC’s founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li, and certain entities controlled by Mr. Li (the “Related Companies”).  Upon the closing of the Share Exchange, we intended for all loans from our subsidiaries to our officers and directors, whether directly or indirectly, be repaid in full prior to the closing of the Share Exchange, and no further loans were to be made to such related parties after the closing of the Share Exchange, which occurred on July 25, 2008.  In November 2008, it was discovered that the loans to the entities owned by Mr. Li continued after the closing of the Share Exchange.  On November 28, 2008, we and our subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Agreement”) with Mr. Li and the Related Companies pursuant to which each of the Related Companies agreed to completely and immediately repay all outstanding loan amounts that it owed to us and our subsidiaries.

In an effort to take further measures to improve our internal controls and procedures regarding related party transactions, we adopted a formal policy for the identification, approval, processing, recording and disclosure of related party transactions.  On January 28, 2009, our Board of Directors and Audit Committee adopted the NIVS IntelliMedia Technology Group, Inc. Policy and Procedures With Respect To Related Person Transactions (the “RPT Policy”). The RPT Policy provides that enter into or ratify related party transactions only when our Board, acting through the Audit Committee or as otherwise prescribed in the RPT Policy, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of our company and our stockholders.  Situations where related party transactions may be in the best interest of our company and stockholders include situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.  In addition, the RPT Policy provides that our officers and directors must keep the Audit Committee informed as to his or her related persons and entities through quarterly declarations to the Committee.  A master list of such related persons was distributed to the heads of our business and financial departments in order to prevent related party transactions occurring without being properly identified and reported to the Audit Committee for evaluation.
PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board are kept informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

There are currently five (5) directors serving on the Board. At the Meeting, five (5) directors will be elected. The individuals who have been nominated for election to the Board at the Meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of Director at the time of the Meeting, the holders of the proxies solicited by this Proxy Statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present Board or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a Director. The five nominees for election as directors are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the meeting. Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

The Board of Directors recommends a vote FOR the election of the nominees listed below.

NOMINEES

The names, the positions with the Company and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

NAME	AGE	POSITION	DIRECTOR SINCE
Tianfu Li	41	Chairman of the Board	July 25, 2008
Robert Wasielewski	47	Director	October 1, 2010
Minghui Zhang	42	Director	December 22, 2008
Gengqiang Yang	30	Director	July 25, 2008
Charles Mo	59	Director	January 16, 2009

For information as to the shares of the Common Stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management,” which starts on page 14 of this Proxy Statement. See “Directors and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board of Directors or executive officer is related to any other nominee, member of the Board of Directors or executive officer.

Director Qualifications

Overview

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareowners. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. In its assessment of each potential candidate, including those recommended by shareowners, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Governance and Nominating Committee require that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company is a NYSE Amex listed company that is principally engaged in the development, production and sales of consumer electronic products in China. Therefore, the Board believes that a diversity of professional experiences in the consumer electronics industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board.  In addition, the market in which we compete is characterized by introductions of new products and changes in customer demands and our future success depends upon our ability to keep pace.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Titles	Material Qualifications
Tianfu Li	Chairman of the Board	Company founder, rich experience in electronic industry and company management
Robert Wasielewski	Director	Extensive experience in accounting and capital market
Minghui Zhang	Director	Experience in management and human resources
Gengqiang Yang	Director	Extensive experience on sales, production and technology of company products
Charles Mo	Director	Invaluable experience of accounting and company management

For information as to the shares of the Common Stock held by each nominee, see “Security Ownership of Certain Beneficial Owners and Management,” above. See “Directors and Executive Officers” above for biographical summaries for each of our director nominees.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board of Directors or executive officer is related to any other nominee, member of the Board of Directors or executive officer.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected MaloneBailey, LLP (“MaloneBailey”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010 and interim 2011 periods.

We are asking our stockholders to ratify the selection of MaloneBailey as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of MaloneBailey to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by MaloneBailey that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accountant firms and their clients during the last fiscal year. Representatives of MaloneBailey will be available via teleconference during the Meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the Meeting.

Independent Auditors’ Fees

We engaged MaloneBailey as our independent registered public accounting firm effective January 21, 2010. Concurrent with this appointment, we dismissed Kempisty & Company Certified Public Accountants PC (“Kempisty”), effective January 21, 2010.  The decision to change our principal independent registered public accounting firm was approved by our Board of Directors.  The following table presents fees, including reimbursements for expenses, for professional audit services rendered by Kempisty and MaloneBailey for the audits of the Company’s annual financial statements and interim reviews of the Company’s quarterly financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed for other services rendered by our auditors during those periods.

	Fees for the Year Ended December 31,
	2009	2008
Audit fees (1)	$450,000	$336,000
Audit-related fees (2)	-	-
Tax fees(3)	-	-
All other fees(4)	-	-
Total audit and non-audit fees	$450,000	$336,000

(1)
These are fees for professional services performed by our auditors and for the audit of our annual financial statements, review of our quarterly reports, and review of Registration Statements on Form S-1.

(2)
No fees were billed for each of fiscal 2009 and fiscal 2008 for assurance and related services by the principal accountant reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	There were no tax return preparation fees for fiscal 2009 and fiscal 2008 paid to our principal accountants.

(4)	No fees were billed for each of fiscal 2009 and fiscal 2008 for products and services provided by the principal accountant.

Pre-Approval Policy

The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent registered public accounting firm for such services. The audit committee pre-approves (i) auditing services (including those performed for purposes of providing comfort letters and statutory audits) and (ii) non-auditing services that exceed a de minimis standard established by the committee, which are rendered to the Company by its outside auditors (including fees).

The Board of Directors recommends a vote FOR ratification of the selection of MaloneBailey as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and interim 2011 periods.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2011 annual meeting of stockholders, they must deliver a written copy of their proposal no later than September 18, 2011. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

A stockholder may wish to have a proposal presented at the 2011 annual meeting of stockholders, but not to have such proposal included in the Company’s proxy statement and form of proxy relating to that meeting.  If notice of any such proposal is not received by the Company at its principal executive offices on or before September 18, 2011 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), then such proposal shall be deemed “untimely” for purposes of Securities and Exchange Commission Rule 14a-4(c).  Therefore, the persons named in the enclosed proxy card will be allowed to use their discretionary voting authority to vote on the stockholder proposal when and if the proposal is raised at the 2011 Annual Meeting of Stockholders.

If the date of our 2011 annual meeting has been changed by more than 30 days from the date of our 2010 annual meeting, stockholders’ written notices must be received by us a reasonable time before we begin to print and mail proxy materials for our 2011 annual meeting.

Mailing Instructions

In either case, proposals should be delivered to c/o Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005., Attention: Corporate Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail, return receipt requested.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005, by telephone at +86-752-3138615 specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by Company personnel to filter out improper or irrelevant topics, such as solicitations, and to confirm that that such communications relate to matters that are within the scope of responsibilities of the board or a Committee.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to Corporate Secretary, NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005.  A copy of our Annual Report on Form 10-K is also made available on our website after it is filed with the SEC.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Tianfu Li
Chief Executive Officer and
Chairman of the Board of Directors

Dated: November 3, 2010
Huizhou, China

EXHIBIT A

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the board of directors and applicable NYSE Amex rules and SEC standards. The Audit Committee represents and assists the board of directors in fulfilling its responsibility for oversight and evaluation of the quality and integrity of NIVS’ financial statements, NIVS’ compliance with legal and regulatory requirements, the qualifications and independence of NIVS’ registered public accounting firm, MaloneBailey , and the performance of NIVS’ internal controls and of MaloneBailey.

The Audit Committee has reviewed and discussed with NIVS’ management, internal finance staff, internal auditors and MaloneBailey, with and without management present, NIVS’ audited financial statements for the fiscal year ended December 31, 2009 and management’s assessment of the effectiveness of NIVS’ internal controls over financial reporting. The Audit Committee has also discussed with MaloneBailey the results of the independent auditors’ examinations and the judgments of MaloneBailey concerning the quality, as well as the acceptability, of NIVS’ accounting principles and such other matters that NIVS is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards (including Statement on Auditing Standards No. 114). In addition, the Audit Committee has received from MaloneBailey the written disclosures required by Independence Standards Board Standard No. 1, as amended, and has discussed with MaloneBailey their independence from NIVS and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to MaloneBailey during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Respectfully submitted,

/s/ The Audit Committee
Charles Mo, Chairman
Minghui Zhang Robert J. Wasielewski

EXHIBIT B

REPORT OF THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this Proxy Statement on Schedule 14A required by Item 402(b) of Regulation S−K. Based on this review and discussion, the Board of Directors has concluded that the CD&A be included in the Company’s Annual Report on Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

/s/ The Compensation Committee
Charles Mo, Chairman
Minghui Zhang Robert J. Wasielewski

NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.

Proxy for the Annual Meeting of Stockholders to be held on December 17, 2010.

THIS PROXY IS SOLICITED ON BEHALF OF
OUR BOARD OF DIRECTORS

CONTROL ID:
REQUEST ID:

The undersigned stockholder of NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC. hereby appoints Tianfu Li and Alexander Chen, and each of them, proxies with full power of substitution to act for and on behalf of the undersigned and to vote all stock outstanding in the name of the undersigned as of the close of business on October 26, 2010 which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders (“Meeting”) to be held Friday, December 17, 2010, at 11:00 a.m., local time, at the executive offices of the Company at NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516005, and at any and all adjournments or postponements thereof, upon all matters properly coming before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side) but you need not mark any boxes if you wish to vote in accordance with our Board of Directors' recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/NIV

ANNUAL MEETING OF THE STOCKHOLDERS OF	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
NIVS INTELLIMEDIA TECHNOLOGY GROUP, INC.	PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1	→	FOR all Nominees	WITHHOLD Authority for all Nominees	FOR ALL EXCEPT (See Instructions below)
To elect five directors to serve until the 2011 Annual Meeting of Stockholders: Tianfu Li Charles Mo Minghui Zhang Gengqiang Yang Robert J. Wasielewski		☐	☐	☐
(Instructions: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and strike a line through the nominee’s name in the list above)
CONTROL ID:
REQUEST ID:
Proposal 2	→	FOR	AGAINST	ABSTAIN
Approve the ratification of MaloneBailey as the Company’s accountant for fiscal year 2010 and interim 2011 periods.		☐	☐	☐
CONTROL ID:
REQUEST ID:
Proposal 3	→	FOR	AGAINST	ABSTAIN
To transact such other business as may properly come before the Meeting or any adjournment thereof.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):
This proxy, when properly executed, will be voted in the manner directed herein. If no designation is made, the proxies named on the reverse side hereof intend to vote the shares to which this proxy relates “For” Item 1. The proxies will vote in their discretion on any other matters properly coming before the Annual Meeting of Stockholders. The signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

_______________________________________ _______________________________________ _______________________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________ , 2010

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)